Camber Energy, Inc. 8-K

Exhibit 2.4

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Third Amendment to Agreement and Plan of Merger (this “Agreement”), dated and effective as of June 25, 2020 (the “Effective Date”), amends that certain Agreement and Plan of Merger dated February 3, 20201, as amended by the First Amendment thereto dated on or around May 27, 20202 and the Second Amendment thereto dated on or around June 15, 20203 (as amended to date, the “Plan of Merger”), by and between Viking Energy Group, Inc., a Nevada corporation (“Viking”), and Camber Energy, Inc., a Nevada corporation (“Camber”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Plan of Merger. References in the quoted paragraphs of Section 1 hereof to “Agreement” refer to the Plan of Merger, whereas references to “Agreement” in the other Sections of this Agreement refer to this Third Amendment to Agreement and Plan of Merger.

WHEREAS, Camber and Viking desire to amend the Plan of Merger on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1.	Amendments to Plan of Merger.

A.           Effective as of the Effective Date, Section 7.1(o) of the Plan of Merger is amended and restated to provide as follows:

“(o) Purchase of Interest In Elysium Acquisition. Camber shall, subject to approval of Camber’s Series C Preferred Stock holders, have acquired 30% of Elysium as part of a $9,200,000 investment in Viking’s Rule 506(c) offering (the “Pre-Merger Acquisition”), and in connection therewith shall have received promissory notes issued by Viking, accruing interest at 10.5% per annum, in the aggregate principal amount of $9,200,000 (collectively, the “Acquisition Note”). The Acquisition Note shall be forgiven in the event the Merger closes, and the Acquisition Note shall be due 90 days after the date that this Agreement is terminated by any party for any reason, at which time an additional payment shall also be due to Camber and payable by Viking in an amount equal to (i) 115.5% of the original principal amount of the Acquisition Note, minus (ii) the amount due to Camber pursuant to the terms of the Acquisition Note upon repayment thereof (the “Additional Payment”). As an example for clarity, if when this Agreement is terminated, $9,200,000 were due to Camber under the Acquisition Note (assuming all interest due thereunder had been paid as of the date due), Viking would owe Camber (i) $9,200,000 multiplied by 1.155 = $10,626,000, minus (ii) $9,200,000, or a total Additional Payment of $1,426,000, in addition to the amount due under the Acquisition Note. The Additional Payment shall be considered a break-up fee, and not as interest or other amounts payable under the terms of, or in connection with, the Acquisition Note. Upon payment in full of the Acquisition Note and the Additional Payment in accordance with this Section 7.1(o), Camber and its respective representatives and affiliates, on the one hand, and Viking and its respective representatives and affiliates, on the other hand, will be deemed to have fully released and discharged each other from any liability resulting from the termination of this Agreement and neither Camber and its respective representatives and affiliates, on the one hand, and Viking and its respective representatives and affiliates, on the other hand, nor any other person will have any other remedy or cause of action under or relating to this Agreement or any applicable Law, including for reimbursement of expenses. Both Camber and Viking agree and confirm that the Additional Payment has been negotiated at arms-length, and that such obligation to pay the Additional Payment is fair and reasonable.”

1 https://www.sec.gov/Archives/edgar/data/1309082/000158069520000068/ex2-1.htm

2 https://www.sec.gov/Archives/edgar/data/1309082/000158069520000211/ex2-2.htm

3 https://www.sec.gov/Archives/edgar/data/1309082/000158069520000219/ex2-3.htm

Third Amendment to Agreement and Plan of Merger

B.            Effective as of the Effective Date, Sections 8.2(c) through (f) of the Plan of Merger are amended and restated to provide as follows:

“(c) Notwithstanding anything to the contrary herein, in the event of termination of this Agreement by mutual agreement of the parties because the conditions in Sections 7.1(b)-(d) have a reasonable likelihood of not being satisfied, through no fault of Camber or Viking, Camber will retain a 20% interest in Elysium if the Acquisition Note is repaid on or prior to the 90th day following the termination of this Agreement (and the additional payment is made in connection therewith as described in Section 7.1(o)), and it will return a 10% interest in Elysium to Viking.

(d) Except as otherwise set forth in Section 8.2(c) above or Section 8.2(e) or Section 8.2(f) below, in the event of termination of this Agreement by either party, pursuant to the termination provisions of this Agreement as set forth above, through no fault of Camber, Camber will retain a 25% interest in Elysium if the Acquisition Note is repaid on or prior to the 90th day following the termination of this Agreement (and the additional payment is made in connection therewith as described in Section 7.1(o)), and it will return a 5% interest in Elysium to Viking.

(e) Notwithstanding anything to the contrary herein, in the event of termination of this Agreement due to either (i) a Camber Material Adverse Item, or (ii) Camber’s determination not to proceed with the Merger even though Viking has substantially performed its obligations pursuant to this Agreement, and if the Acquisition Note is repaid on or prior to the 90th day following the termination of this Agreement (and the additional payment is made in connection therewith as described in Section 7.1(o)), Camber will return the 30% interest in Elysium to Viking.

(f) Notwithstanding anything to the contrary herein, if the Acquisition Note is not repaid on or prior to the 90th day following the termination of this Agreement (or the additional payment is not made in connection therewith as described in Section 7.1(o)), Camber will retain the entire 30% interest in Elysium.”

2.	Compensation Approval.

a.	Subject to subsection 2 (b) below, Viking agrees that it is contemplated that the Camber Board of Directors will approve and authorize consideration of up to $150,000 payable to each of Camber’s officers and directors ($600,000 in total), in consideration for past services rendered and services to be rendered by such individuals through the Closing Date, subsequent to the date of this Agreement, which compensation may be payable at or immediately prior to, the Closing (the “Camber Management and Board Compensation”). Viking approves and consents to the Camber Management and Board Compensation and confirms that the authorization of, and payment of, such Camber Management and Board Compensation is excepted from, and allowed under, the terms of the Plan of Merger, including, but not limited to, Sections 5.1 and 5.2 thereof.

Third Amendment to Agreement and Plan of Merger

b.	Notwithstanding subsection 2 (a) above,

Viking and Camber agree that none of the funds available to pay the Camber Management and Board Compensation shall be deemed Camber Unencumbered Cash or Camber Surplus Cash under Section 1.5(b) of the Plan of Merger.

3.            Clarification and Acknowledgment. For the sake of clarity, Viking and Camber agree that none of the funds loaned by Camber to Viking prior to the Closing (including, but not limited to funds loaned prior to the date hereof) shall be deemed Viking Unencumbered Cash or Viking Surplus Cash under Section 1.5(b) of the Plan of Merger.

4.            Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

5.            Mutual Representations, Covenants and Warranties. Each of the parties, for themselves and for the benefit of each of the other parties hereto, represents, covenants and warranties that:

(a)          Such party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b)          The execution and delivery by such party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

Third Amendment to Agreement and Plan of Merger

(c)          Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

6.            Further Assurances. The parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

7.            Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Plan of Merger to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Plan of Merger as modified or amended hereby.

8.            Plan of Merger to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Plan of Merger and the terms and conditions thereof shall remain in full force and effect.

9.            Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

10.          Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

11.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to conflicts of law principles except to the extent that United States federal law preempts Nevada law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

12.         Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall be able to assign this Agreement without the prior written consent of the other party; provided, that, either party can assign this Agreement to a successor to all or substantially all of its business to which this Agreement relates, whether by asset sale, merger, reorganization or otherwise.

Third Amendment to Agreement and Plan of Merger

13.         Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Third Amendment to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“Camber”

CAMBER ENERGY, INC.

 /s/ Louis G. Schott

Name:	Louis G. Schott
Title:	Interim Chief Executive Officer

“Viking”

VIKING ENERGY GROUP, INC.
/s/ James A. Doris
Name:	James A. Doris
Title:	Chief Executive Officer

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Third Amendment to Agreement and Plan of Merger